Exhibit 3.3

AMENDMENT TO THE AMENDED

ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP

A new Paragraph (A)(4)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is added to read as follows:

(a)

Section 1. Designation and Number. The series of Preferred Stock shall be designated as the “6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M” (the “Series M Preferred Stock”), and the number of shares so designated shall be 400,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series M Preferred Stock then outstanding) by the Board of Directors. Shares of Series M Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation may in the future from time to time, without notice to or consent of the holders of the Series M Preferred Stock, issue additional shares of the Series M Preferred Stock; provided, that any such additional shares may only be issued on a Series M Dividend Payment Date, will accrue dividends from the date they are issued, are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and are otherwise treated as fungible with the Series M Preferred Stock for U.S. federal income tax purposes. Each share of Series M Preferred Stock shall have a liquidation preference of $1,000 per share (the “Liquidation Preference”).

Section 2. Definitions. As used herein with respect to the Series M Preferred Stock, the following terms shall have the following meaning:

“Authorized Committee” shall have the meaning set forth in Section 3(a).

“Articles of Incorporation” shall mean the Amended Articles of Incorporation of the Corporation, dated as of May 7, 2021, as it may be amended, modified or restated from time to time.

“Board of Directors” shall mean the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in Cincinnati, Ohio or New York, New York are authorized or obligated by law or executive order to close.

“Corporation” shall mean Fifth Third Bancorp, an Ohio corporation.

“Code of Regulations” shall mean the Code of Regulations of the Corporation, dated as of December 12, 2023, as it may be amended, modified or restated from time to time.

“Calculation Agent” shall mean the calculation agent for the Series M Preferred Stock appointed by the Corporation prior to the Reset Determination Date related to the First Reset Date, and its successors and assigns or any other calculation agent appointed by the Corporation. The Corporation may at its sole discretion appoint itself or an affiliate as calculation agent.

“DTC” means The Depository Trust Company.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Reset Date” means October 1, 2030.

“Five-Year Treasury Rate” with respect to any Reset Determination Date means:

(i) The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities—Nominal” (or any successor caption or heading) in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time), as determined by the Calculation Agent in its sole discretion; and

(ii) If there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity (nominal/non-inflation-indexed), for five-year maturities, then the rate will be determined by the Calculation Agent in its sole discretion by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Determination Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if the Corporation, in its sole discretion, determines on or prior to the relevant Reset Determination Date that the Five-Year Treasury Rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the Series M Preferred Stock, is pursuant to the methods described in clauses (i) and (ii) above) (a “Benchmark Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the Series M Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the Five-Year Treasury Rate will be the same rate determined for the prior Reset Determination Date or, if this sentence is applicable with respect to the first Reset Determination Date, a rate equal to the initial fixed rate.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor.

“Liquidation Distribution” shall have the meaning set forth in Section 4(a).

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Redemption Price” shall have the meaning set forth in Section 6(b).

“Registrar” shall mean Equiniti Trust Company, LLC, acting in its capacity as registrar for the Series M Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of:

(i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series M Preferred Stock;

(ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series M Preferred Stock; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series M Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Preference of the shares of Series M Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), as then in effect and applicable, for as long as any share of Series M Preferred Stock is outstanding.

“Reset Date” means October 1, 2030 and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days.

“Reset Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, October 1, 2030 to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

“Series A, Class B Preferred Stock” means the 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A.

“Series H Preferred Stock” means the 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H.

“Series I Preferred Stock” means the 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I.

“Series J Preferred Stock” means the 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J.

“Series K Preferred Stock” means the 4.95% Non-Cumulative Perpetual Preferred Stock, Series K.

“Series M Dividend Payment Date” means the 1st day of January, April, July and October of each year, commencing on April 1, 2026.

“Series M Dividend Period” means the period from, and including, a Series M Dividend Payment Date to, but excluding, the next Series M Dividend Payment Date, except that the initial Series M Dividend Period shall commence on, and include, January 1, 2026.

“Series M Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which the Series M Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Series M Parity Stock” means the Series A, Class B Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and any other class or series of stock of the Corporation that ranks on parity with the Series M Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Series M Preferred Stock” shall have the meaning set forth in Section 1.

“Series M Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series M Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Voting Parity Securities” shall have the meaning set forth in Section 5(b).

Section 3. Dividends.

(a) Holders of Series M Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors or a duly authorized committee of the Board of Directors (an “Authorized Committee”), out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the Liquidation Preference of the Series M Preferred Stock at a rate equal to:

(i) From January 1, 2026 to, but excluding, the First Reset Date, a fixed rate per annum of 6.875%; and

(ii) From, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Determination Date plus 3.125%.

(b) If declared by the Board of Directors or an Authorized Committee, dividends shall be payable, in arrears, on the Series M Preferred Stock on a Series M Dividend Payment Date. If any date on which dividends would otherwise be payable is not a Business Day, then such date will nevertheless be a Series M Dividend Payment Date, but dividends on the Series M Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series M Preferred Stock).

(c) Dividends shall be payable to holders of record of Series M Preferred Stock as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the 15th calendar day before the applicable Series M Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Series M Dividend Payment Date, as shall be fixed by the Board of Directors or an Authorized Committee.

(d) Dividends payable on the Series M Preferred Stock for any Series M Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series M Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 6, unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series M Preferred Stock called for redemption.

(e) Dividends on the Series M Preferred Stock shall not be cumulative and will not be mandatory. If the Board of Directors or an Authorized Committee does not declare a dividend on the Series M Preferred Stock in respect of a Series M Dividend Period, then no dividend shall be deemed to have accrued for such Series M Dividend Period, be payable on the applicable Series M Dividend Payment Date, or be cumulative, and the Corporation shall have no obligation to pay any dividend for that Series M Dividend Period, whether or not the Board of Directors or an Authorized Committee declares a dividend on the Series M Preferred Stock for any future Series M Dividend Period.

(f) During each Series M Dividend Period while the Series M Preferred Stock is outstanding, unless the full dividends for the immediately preceding Series M Dividend Period on all outstanding shares of Series M Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series M Junior Stock, other than (1) a dividend payable solely in such Series M Junior Stock or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

(ii) no shares of Series M Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation) other than:

(1) as a result of a reclassification of Series M Junior Stock for or into other Series M Junior Stock;

(2) the exchange or conversion of one share of Series M Junior Stock for or into another share of Series M Junior Stock;

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series M Junior Stock;

(4) purchases, redemptions or other acquisitions of shares of Series M Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(5) purchases of shares of Series M Junior Stock pursuant to a contractually binding requirement to buy Series M Junior Stock existing prior to the preceding Series M Dividend Period, including under a contractually binding stock repurchase plan; or

(6) the purchase of fractional interests in shares of Series M Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(iii) no shares of Series M Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series M Preferred Stock and such Series M Parity Stock, unless such Series M Parity Stock is repurchased, redeemed or acquired for consideration by the Corporation in connection with any of the following:

(1) as a result of a reclassification of Series M Parity Stock for or into other Series M Parity Stock or Series M Junior Stock;

(2) the exchange or conversion of one share of Series M Parity Stock for or into another share of Series M Parity Stock or Series M Junior Stock; or

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series M Parity Stock or Series M Junior Stock.

(g) When dividends are not paid in full on the shares of Series M Preferred Stock and any Series M Parity Stock, all dividends declared on shares of Series M Preferred Stock and any such Series M Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Series M Dividend Period per share on Series M Preferred Stock, and accrued dividends, including any accumulations, on any such Series M Parity Stock, bear to each other.

(h) Dividends on the Series M Preferred Stock will be subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to dividends on the Series M Preferred Stock, if any.

(i) Subject to the foregoing restrictions, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or an Authorized Committee, may be declared and paid on the Corporation’s common stock and any other stock ranking equally with or junior to the Series M Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series M Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series M Preferred Stock shall be entitled to receive a liquidation distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Liquidation Distribution”), before the Corporation makes any distribution of assets to the holders of the Corporation’s common stock or any other class or series of stock ranking junior to the Series M Preferred Stock as to such distribution. The holders of Series M Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their Liquidation Distribution in full.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the Liquidation Distribution in full to all holders of Series M Preferred Stock and all holders of any class or series of stock ranking on parity with the Series M Preferred Stock as to such distribution, the amounts paid to the holders of Series M Preferred Stock and all holders of such parity stock shall be paid pro rata in accordance with the respective aggregate Liquidation Distribution owed to those holders. If the Liquidation Distribution has been paid in full to all holders of Series M Preferred Stock and such parity stock, the holders of any other class or series of stock ranking junior to the Series M Preferred Stock as to such distribution shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 5. Voting Rights.

(a) The holders of Series M Preferred Stock shall have no voting rights, except as provided herein or as required by Ohio law.

(b) Whenever dividends payable on the shares of Series M Preferred Stock have not been paid for six quarterly Series M Dividend Periods, or their equivalent, whether or not consecutive, then the holders of Series M Preferred Stock shall have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of the Series M Preferred Stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of the Corporation’s shareholders, in which event such election shall be held only at such next annual or special meeting of the Corporation’s shareholders) or at the Corporation’s next annual or special meeting of the Corporation’s shareholders, to elect two additional directors to the Board of Directors; provided, that the election of any such director does not cause the Corporation to violate the applicable corporate governance requirements of the exchange or trading market where the Corporation’s common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person, virtually or by proxy of the holders of shares representing at least a majority of the voting power of the Series M Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Series M Preferred Stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(c) Immediately prior to the election of any such directors, the number of directors that comprise the Board of Directors shall be increased by two. Such voting rights and the term of the additional directors so elected shall continue until continuous non-cumulative dividends for at least four consecutive quarterly Series M Dividend Periods, or their equivalent shall have been paid, or declared and set aside for payment, in full, on all outstanding shares of the Series M Preferred Stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors shall terminate and the terms of office of the two additional directors so elected shall terminate immediately, and the number of directors shall be reduced by two and such voting rights of the holders of the Series M Preferred Stock and any Voting Parity Securities shall cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends for six quarterly Series M Dividend Periods or their equivalent, whether or not consecutive, as described above.

(d) Holders of Series M Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Series M Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holders of Series M Preferred Stock and any Voting Parity Securities may, as set forth in Section 5(b), call a special meeting and elect such directors at such special meeting, or elect such directors at the Corporation’s next annual or special meeting of the Corporation’s shareholders.

(e) The number of votes that each share of Series M Preferred Stock and any stock ranking equally with the Series M Preferred Stock participating in the votes described above shall be in proportion to the Liquidation Preference of such share.

(f) So long as any shares of Series M Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series M Preferred Stock voting separately as a class, shall be required to:

(i) amend, alter or repeal the provisions of the Amended Articles of Incorporation (including this Amendment to the Amended Articles of Incorporation), or the Code of Regulations, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series M Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

(1) increases in the amount of the authorized common stock or, except as provided in Section 5(f)(ii), preferred stock;

(2) increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series M Preferred Stock; or

(3) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series M Preferred Stock.

(ii) amend or alter the Articles of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of Series M Senior Stock, or reclassify any of the Corporation’s authorized capital stock into any such shares of Series M Senior Stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Series M Senior Stock; or

(iii) consummate a binding share exchange, a reclassification involving the Series M Preferred Stock or a merger or consolidation of the Corporation with or into another entity; provided, however, that the holders of Series M Preferred Stock shall have no right to vote under this provision or otherwise under Ohio law if in each case:

(1) the Series M Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

(2) the Series M Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series M Preferred Stock.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series M Preferred Stock shall have been redeemed or called for redemption in accordance with Section 6 upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series M Preferred Stock to effect such redemption.

Section 6. Redemption.

(a) No Mandatory Redemption. The Series M Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Series M Preferred Stock have no right to require the redemption or repurchase of the Series M Preferred Stock.

(b) Optional Redemption. The Corporation may redeem the Series M Preferred Stock at the Corporation’s option, in whole or in part, from time to time, on any Series M Dividend Payment Date on or after the First Reset Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Redemption Price”). In the event the applicable redemption date is not a Business Day, the Redemption Price shall be paid on the next Business Day without any adjustment to the amount of the Redemption Price paid. The Redemption Price for any shares of Series M Preferred Stock will be payable on the applicable redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series M Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Series M Dividend Period will not be paid to the holder entitled to receive the Redemption Price on such redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable Series M Dividend Payment Date.

(c) Redemption Following a Regulatory Capital Treatment Event. The Corporation may redeem shares of the Series M Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole but not in part, at the Redemption Price.

(d) Redemption Procedures.

(i) If shares of the Series M Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series M Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if DTC is the sole holder of record, notice may be given in any manner permitted by DTC). Each notice of redemption shall include a statement setting forth:

(1) the redemption date;

(2) the number of shares of the Series M Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series M Preferred Stock to be redeemed from the holder;

(3) the Redemption Price;

(4) the place or places where the certificates evidencing shares of Series M Preferred Stock are to be surrendered for payment of the Redemption Price; and

(5) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

If notice of redemption of any shares of Series M Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series M Preferred Stock so called for redemption, then, on and after the redemption date, dividends shall cease to accrue on such shares of Series M Preferred Stock, such shares of Series M Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price.

(e) Partial Redemption. In case of any redemption of only part of the shares of the Series M Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series M Preferred Stock shall be redeemed from time to time.

(f) Regulatory Approval. Any redemption of the Series M Preferred Stock is subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to redemption of the Series M Preferred Stock, if any.

Section 7. Other Rights. The shares of Series M Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation of the Corporation. The holders of Series M Preferred Stock shall not have any preemptive rights or conversion rights.

Section 8. Form of Certificate. Certificates representing shares of the Series M Preferred Stock shall be in substantially the same form as that attached in Exhibit A.

Exhibit A

FORM OF 6.875% FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES M

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE CORPORATION OR THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

Number: [ ]	CUSIP NO.: 316773 837

6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M

[ ] Shares

[1]	To be included if the certificate is in global form, otherwise to be removed.

FIFTH THIRD BANCORP

FACE OF SECURITY

This certifies that [Cede & Co.]2 is the owner of [ ] fully paid and non-assessable shares of the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, without par value, of Fifth Third Bancorp, an Ohio corporation (hereinafter called the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Amended Articles of Incorporation of the Corporation and all amendments thereto (copies of which are on file at the office of the Registrar) to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Registrar.

[2]	To be included if the certificate is in global form, otherwise to be the name of the holder of the certificated shares.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed.

Fifth Third Bancorp

By:
Name:	Bryan D. Preston
Title:	Executive Vice President and Chief Financial Officer

REGISTRAR’S COUNTERSIGNATURE

This is one of the certificates representing shares of the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, referred to in the within mentioned Certificate of Designations.

Equiniti Trust Company LLC

By:
Name:
Title:

REVERSE OF SECURITY

FIFTH THIRD BANCORP

The shares of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M (the “Series M Preferred Stock”) have the preferences and privileges, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Certificate of Designations relating to the Series M Preferred Stock (the “Certificate of Designations”), in addition to those set forth in the Amended Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and the Corporation’s Code of Regulations, copies of which shall be furnished by the Corporation to any holder without charge upon the request addressed to the Secretary of the Corporation at its principal office in Cincinnati, Ohio or to the Registrar named on the face of this certificate.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of stock of the Corporation, and upon the holders thereof as established by the Articles of Incorporation, the Certificate of Designations or any other certificate of determination of preferences, and the number of shares constituting each series or class and the designations thereof, may be obtained by any shareholder of the Corporation upon request and without charge from the Secretary of the Corporation at the principal office of the Corporation, Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

ASSIGNMENT

For value received, ___________ hereby sell, assign and transfer unto

(Please Insert Social Security or Other Identifying Number of Assignee)

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

___________ shares of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint ____________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatsoever.

SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member of a Medallion Signature Program)